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EXHIBIT 10.42

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT dated as of June 4th, 2001 (the "Execution Date") by and between ArQule, Inc., a Delaware corporation (the "Company") with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and J. David Jacobs ("Executive") whose current principal residential address is 2622 Oakenshield Drive, Potomac, Maryland 20854.

        WHEREAS, the Company desires to employ Executive in a senior executive capacity and to enter into an Agreement embodying the terms of such employment (the "Agreement"); and

        WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

        NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Term of Employment.    The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on June 4th, 2001 (the "Effective Date") and continuing until terminated in accordance with the provisions of Section 5 (the "Employment Term").

        2.    Title; Duties.    During the Employment Term, Executive shall serve as the General Counsel and a Vice President of the Company reporting directly to the Chief Executive Officer. The Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Chief Executive Officer shall from time to time reasonably assign to him.

        3.    No Conflict.    During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties without the prior written consent of the Chief Executive Officer, which consent shall not unreasonably be withheld, delayed or conditioned. Executive represents and warrants that Schedule A attached hereto states all current business relationships, including, but not limited to, consulting agreements, confidentiality agreements and non-competition agreements that Executive is currently a party to.

        4.    Compensation and Benefits.

          4.1.    Base Salary and Bonus.    During the Employment Term, the Company shall pay Executive for his services hereunder a base salary at the initial annual rate of $216,000.00, payable in regular installments in accordance with the Company's usual payment practices and subject to annual review and adjustment by the Chief Executive Officer or its designee in its sole discretion. Such amount and regular installments shall be referred herein to as the "Base Salary". The Executive shall also be eligible to receive an annual cash bonus in accordance with the policies and practices of the Board.

          4.2.    Additional Compensation.

            4.2.1.    Stock Option.    As further compensation for his services hereunder, the Company shall grant to Executive, on or after the Effective Date, a stock option (the "Stock Option") to purchase 46,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), pursuant to the Company's Amended and Restated 1994 Equity Incentive Plan (the "Plan") and in accordance with the terms, and subject to the vesting schedule of twenty-five percent annually commencing on the first anniversary of the Effective Date and other conditions, set forth in the form of Option Certificate attached hereto as Exhibit A. The method of determining the exercise price of such Stock Option is set forth in Exhibit B. Starting on the Effective Date, in the event that (i) Executive's employment is terminated without Cause during the first year of employment or (ii) the Company substantially reduces or alters Executive's responsibilities without Cause during the first year of employment (each event an "Early Termination"), the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedules set forth on the Option Certificate. Furthermore, in the event that Executive's employment hereunder is subsequently terminated without Cause, or the scope of his responsibilities substantially reduced or altered by the Company without Cause (as defined in Section 5.2) within one year of a Change of Control of the Company (as defined herein) that occurs at any time during the Employment Term (either event being a "Later Termination"), the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the form of Option Certificate.

        For purposes of this Section 4.2.1, any one of the following events shall be considered a Change of Control:

  (i)
  the acquisition by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company's Common Stock so that it holds or controls fifty percent (50%) or more of the Company's Common Stock;

  (ii)
  a merger or consolidation after which fifty percent (50%) or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination;

  (iii)
  a sale of all or substantially all of the assets of the Company to a third party,

  (iv)
  the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company's management, or

  (v)
  a legally binding, definitive agreement approved by the Board of Directors providing for any of the foregoing events (i) through (iv) inclusive.

        4.3.    Executive Benefits.    During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, accident and disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives, or for personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

        4.4.    Vacation.    Executive shall be entitled to three weeks (15 working days) of paid vacation and one week (5 working days) of personal time per annum during the Employment Term, to be taken at such time or times as shall be mutually convenient for the Company and Executive. Unused vacation and personal time will be allocated pursuant to the Company's existing policies and practices.

        4.5.    Expenses.

            4.5.1.    Relocation.    Upon receipt of adequate documentation (receipts, credit card bills, or other evidence of payment) of expenses incurred by the Executive for (I) reasonable "qualified moving expenses," as defined by I.R.S. Regulation Section 31.3401(a)(15)-1 under the Internal Revenue Code, the Company shall reimburse Executive for such relocation expenses, including moving expenses and travel expenses incurred by Executive in traveling to his new location of employment, up to a maximum of $50,000.00 in the aggregate and (ii) any taxes payable by Executive (including any tax on the gross-up) as a result of the reimbursement by the Company of Executive's relocation expenses under this Section 4.5.1; provided, however, that the Executive shall reimburse the Company for all such expenses paid by the Company if the Executive terminates his employment without Cause prior to the expiration of the period from the Effective Date until one year thereafter.

          4.5.2.    Business Expenses and Perquisites.    Upon delivery of adequate documentation of expenses incurred, Executive shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with such policies as the Company may from time to time have in effect.

        5.    Termination.

        5.1.    Without Cause by the Company.    The Executive's employment hereunder may be terminated by the Company at any time without Cause upon not less than 60 days prior written notice from the Company to Executive. If Executive's employment is terminated by the Company by means of an Early Termination or a Later Termination, the Company shall pay Executive the Base Salary and a portion of any targeted bonus prorated for the portion of the year worked prior to such termination plus any benefits to which Executive is entitled under Section 4.3 of this Agreement (to the extent permitted by the then-current terms of the applicable benefit plans and subject to any employee contribution requirements applicable to Executive on the date of termination) through the conclusion of a period of six months from the date of such termination plus any accrued but not used vacation. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.1 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

        5.2.    For Cause by the Company.    Notwithstanding any other provision of this Agreement, Executive's employment hereunder may be terminated by the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) Executive's arbitrary, unreasonable, or willful failure to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which specifically identifies the manner in which it is alleged that Executive has not substantially performed his duties, (ii) Executive's arbitrary, unreasonable, or willful refusal to follow the reasonable instructions of the Chief Executive Officer not cured within the time period following the notice set forth in (i), (iii) Executive's dishonesty in the performance of his duties hereunder, (iv) an act or acts on Executive's part involving moral turpitude or constituting a felony under the laws of the United States or any state thereof, or (v) Executive's material breach of his obligations under Section 6 and 7 hereof, which breach shall remain uncured by Executive for thirty (30) days following receipt of notice from the Company specifying such breach. If Executive's employment is terminated by the Company for Cause, the Company shall pay Executive all amounts owed to Executive for work performed through the last day of his actual employment by the Company, plus any accrued but not used vacation. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.2 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

        5.3.    Disability.    Subject to the requirements of the Americans with Disabilities Act and Massachusetts General Laws Chapter 151B, Executive's employment hereunder may be terminated by the Company at any time in the event of the Disability of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of Executive to perform substantially his duties hereunder due to physical or mental disablement which continues for a period of six (6) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated. If

Executive's employment is terminated by the Company for Disability, the Company shall continue to pay Executive his then-current Base Salary and a portion of any targeted bonus prorated for the portion of the year worked prior to such termination plus any benefits to which Executive is entitled under Section 4.3 of this Agreement (to the extent permitted by the then-current terms of the applicable benefit plans and subject to any employee contribution requirements applicable to Executive on the date of termination) plus any accrued but not used vacation through the date on which Executive is first eligible to receive payment of disability benefits in lieu of Base Salary under the Company's employee benefit plans as then in effect. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.3 shall be determined by the Company in its sole discretion in accordance with the policies and practices of the Company.

        5.4.    Death.    Executive's employment hereunder shall automatically terminate in the event of the Executive's death. If Executive's employment is terminated by the death of Executive, the Company shall pay to Executive's estate or legal representative an amount equal to the Base Salary at the rate in effect at the time of Executive's death through the last day of the month in which his death occurs and a portion of any targeted bonus prorated for the portion of the year worked prior to the death plus any accrued but not used vacation. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.4 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

        5.5.    Termination by Executive.    Executive's employment hereunder may be terminated by Executive at any time upon not less than thirty (30) days prior written notice from Executive to the Company. If Executive terminates his employment with the Company pursuant to this Section 5.5, the Company shall pay Executive an amount equal to the Base Salary through the last day of his actual employment by the Company, plus any accrued but not used vacation.

        5.6.    Notice of Termination.    Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

        5.7.    Survival.    The provisions of Sections 6 shall survive the termination of this Agreement.

        6.    Confidentiality.

        (a)    Definitions.    As used herein, the term "Confidential Information" shall mean all Proprietary Materials (as defined below) of the Company, any and all confidential, proprietary and non-public information about inventions, improvements, modifications, discoveries, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, concepts, technical processes and applications, and other business affairs and methods of the Company and of its affiliates, collaborators, consultants, suppliers, and customers, as well as any other information of the Company not readily available to the public, including without limitation any information supplied by third parties to the Company under an obligation of confidence. As used in this Agreement "Proprietary Materials" shall include, without limitation, the following materials to the extent proprietary to the Company and not publicly available: any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials. Confidential Information may be contained in various media, including without limitation patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data, and other documents and records of the Company, whether or not in written form and whether or not labeled or identified as confidential or proprietary.

        (b)    Non-Disclosure.    Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise (a "Person") other than the Company, any Confidential Information.

        (c)    Exceptions.    Notwithstanding any other provision in the Agreement, Confidential Information shall not include information or material which:

  (i)
  is or becomes generally available to the public other than as a result of disclosure thereof by Executive:

  (ii)
  is lawfully received by Executive on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information;

  (iii)
  can be shown by Executive to have been independently developed by Executive;

  (iv)
  which Executive establishes by competent proof was in its possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or

  (v)
  is required to be publicly disclosed by law or by regulation; provided, however, that in such event Executive shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other appropriate remedy.

        (d)    Return of Company Property.    Executive agrees that upon termination of his employment hereunder, Executive will return immediately to the Company any Proprietary Materials, any materials containing Confidential Information and any other Company property then in Executive's possession or under Executive's control, including, without limitation all Confidential Information in the Executive's possession or control, and notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, computer access codes, disks and instructional manuals, or any other physical property that the Executive received, prepared, or helped prepare in connection with his employment under this Agreement. Upon termination, the Executive will not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor will he show or give any of the above to any third party. Executive further agrees that he will not retain or use for his account at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of the Company.

        7.    Specific Performance.    Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

        8.    Notices.    Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy, overnight courier or registered mail, return receipt requested, addressed, if to the Company, to the attention of Chairman of the Board at the Company's executive offices or to such other address as the Company may designate in writing at any time or from time to time to the Executive, and if to the Executive, to his most recent address on file with the Company. Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy information or, if by registered mail, on the date shown on the applicable return receipt.

        9.    Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party. The Company shall require any Person succeeding to all or substantially all of the business or assets of the Company whether by purchase, merger or consolidation to expressly assume and agree to perform this Agreement.

        10.    Entire Agreement.    This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

        11.    Expenses.    The Company and executive shall pay their own respective expenses incident to the, enforcement or interpretation of or dispute resolution with respect to this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.

        12.    Arbitration.    In the event any dispute shall arise between the Company and the Executive with respect to any of the terms and conditions of this Agreement, then such dispute shall be submitted and finally settled by arbitration in Boston, Massachusetts under the rules of the American Arbitration Association. The award rendered by the arbitrator shall be final and binding upon the parties hereto, and judgment upon the award rendered may be entered by either party in any court that would ordinarily have jurisdiction over the parties or the subject matter of the controversy or claim. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 12.

        13.    Waivers and Further Agreements.    Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written wavier, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

        14.    Amendments.    This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

        15.    Severability.    If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

        16.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        17.    Section Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        18.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

        IN WITNESS WHEREOF, the parties have been executed or caused to be executed this Agreement as of the date first above written.

ARQULE, INC.
By:	/s/ STEPHEN A. HILL Name: Stephen A. Hill Title: President and Chief Executive Officer
/s/ J. DAVID JACOBS J. David Jacobs

SCHEDULE A

Business Relationships

Director of and counsel to the Volpi Foundation for the Performing Arts, Inc

EXHIBIT A

Option Certificate

EXHIBIT B

Determination of Option Price

        The exercise price of the Stock Option is the Fair Market Value of ArQule's Common Stock (as defined below) as of the date the Board of Directors grants the stock options to the Executive (by written consent or at a meeting) which is either on or after the Effective Date.

        The Fair Market Value of ArQule's Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the appropriate date discussed above.

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  EXHIBIT 10.42
SCHEDULE A Business Relationships
  EXHIBIT A
  EXHIBIT B
Determination of Option Price